Exhibit (h)(b)(A)(1)

Amendment and Novation

Reference is made to the Pacific Select Fund Fund of Funds Participation Agreement (“Agreement”) among Pacific Select Fund (“PSF”), Pacific Life Fund Advisors LLC, Pacific Life Insurance Company, Pacific Life & Annuity Company, DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc., and Dimensional Fund Advisors LP, made effective the 18th day of April, 2016, as amended to date.

WHEREAS, PSF is currently organized as a Massachusetts business trust;

WHEREAS, PSF will reorganize (“Reorganization”) as a Delaware statutory trust effective on or about June 30, 2016 pursuant to an Agreement and Plan of Reorganization for a Change of Domicile (“Plan”), subject to shareholder approval and satisfaction of all other necessary conditions precedent, as specified in the Plan;

WHEREAS, upon the effective date of the Reorganization, assuming the Reorganization is consummated, all of the assets and liabilities of each PSF series (each an “Acquired Fund”) will be transferred to its corresponding series of a newly organized Delaware statutory trust, also named Pacific Select Fund, which will succeed to all of the rights, duties and obligations of its PSF predecessor Massachusetts business trust; and

WHEREAS, the parties to the Agreement wish to continue the Agreement, following the Reorganization, in its current form except as amended below, and substituting Pacific Select Fund (the Delaware statutory trust) for PSF (the Massachusetts business trust);

NOW, THEREFORE, in consideration of the mutual agreements and premises contained herein, and intending to be legally bound hereby, the parties hereto agree as follows, effective as of closing of the Reorganization on or about June 30, 2016:

1.	All other terms and conditions set forth in the Agreement are hereby confirmed and remain in full force and effect.

2.	PSF assigns all of its duties and obligations under the Agreement to Pacific Select Fund, a Delaware Statutory Trust.

3.	Pacific Select Fund, a Delaware statutory trust, assumes all duties and obligations of PSF under the Agreement.

4.	All parties agree to the above assignments and assumptions.

IN WITNESS WHEREOF, each of the parties listed below have caused this Amendment and Novation to be executed by their respective officers.

Acknowledged And Agreed To By:

Pacific Select Fund, a Massachusetts business trust, on behalf of each of the Fund of Funds listed on Schedule A

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary

Pacific Select Fund, a Delaware statutory trust, on behalf of each of the Fund of Funds listed on Schedule A

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary

Pacific Life Fund Advisors LLC

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations	Title: VP & Assistant Secretary

Pacific Life Insurance Company, on behalf of itself and each of its Accounts listed on Schedule C

By: /s/ Howard T. Hirakawa	By: /s/ Jane M. Guon
Name: Howard T. Hirakawa	Name: Jane M. Guon
Title: SVP, Fund Advisor Operations	Title: Secretary

Pacific Life & Annuity Company, on behalf of itself and each of its Accounts listed on Schedule C

By: /s/ Sharon Pacheco	By: /s/ Jane M. Guon
Name: Sharon Pacheco	Name: Jane M. Guon
Title: VP & Chief Compliance Officer	Title: Secretary

DFA Investment Dimensions Group Inc.,
on behalf of each of its Portfolios listed
on Schedule B

By: /s/ Carolyn O.
Name: Carolyn O.
Title: Vice President

Dimensional Investment Group Inc., on
behalf of each of its Portfolios listed on
Schedule B

By: /s/ Valerie A. Brown
Name: Valerie A. Brown
Title: Vice President

Dimensional Fund Advisors LP
By: Dimensional Holdings Inc., General Partner

By: /s/ Gregory K. Hinkle
Name: Gregory K. Hinkle
Title: VP, Controller & Interim CFO